Exhibit 99.1

HOVNANIAN ENTERPRISES, INC.	News Release

Contact:	Kevin C. Hake	Jeffrey T. O’Keefe

Senior Vice President and Treasurer

Director of Investor Relations

732-747-7800

732-747-7800

HOVNANIAN ENTERPRISES MOURNS LOSS OF BOARD MEMBER

GEATON A. DECESARIS, JR.

RED BANK, NJ, April 18, 2006 –Geaton A. DeCesaris, Jr., President of Hovnanian Land Investment Group and a member of the Board of Directors of Hovnanian Enterprises, Inc. (NYSE: HOV), died on Saturday, April 15, 2006 of complications related to lung cancer. He was 50 years old.

Mr. DeCesaris, Jr. was previously President of Homebuilding Operations and Chief Operating Officer of the Company and was Chairman, President and Chief Executive Officer of Washington Homes, Inc., until 2001 when Washington Homes merged with Hovnanian Enterprises.

“All of our associates mourn this tragic loss, and our thoughts and prayers are with Geaton’s wife, JoAnn, and his family. Our deepest sympathies go out to them,” commented Ara Hovnanian, President and Chief Executive Officer of Hovnanian Enterprises, Inc. “Geaton had incredible success at an early age, leaving his mark on our Company and every organization he touched. He was a great individual and a great friend. We will miss him dearly.”

About Hovnanian Enterprises

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, Chairman, is headquartered in Red Bank, New Jersey. Additional information on Hovnanian Enterprises, Inc. can be accessed through the “Investor Relations” section of Hovnanian Enterprises’ website at http://www.khov.com.

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